Exhibit 3.1
                      ARTICLES OF AMENDMENT

              TO THE ARTICLES OF INCORPORATION OF

                    REFLECT SCIENTIFIC, INC.


          Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the "Act"), the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

          FIRST:    The name of the corporation is Reflect Scientific,
Inc.

          SECOND:   The following amendments to the Articles of
Incorporation of the corporation were duly adopted through a resolution by consent of the Board of Directors in accordance with Section 16-10a-821 of the Act on the 8th day of November, 2004, and Article IV of this corporation's Articles of Incorporation, as amended, following approval thereof by the Board of Directors in the manner prescribed by the Act and the Articles of Incorporation, to-wit:

                       Article IV- Stock

          The aggregate number of shares which this corporation shall have authority to issue is 55,000,000 shares, divided into two classes, (i) 50,000,000 shares of common stock of a par value of one cent ($0.01) per share; and (ii) 5,000,000 shares of preferred stock of a par value of one cent ($0.01) per share, 4,250,000 of which shall have such rights and preferences as the Board of Directors shall determine; and 750,000 of which shall be designated as the "2004 Series A Convertible Preferred Stock" with the following powers, preferences, rights, qualifications, limitations and restrictions:

     1.   Liquidation.

          1.01. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the corporation, the holders of the 2004 Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the corporation available for distribution to its shareholders, whether from capital, surplus or earnings, an amount in cash equal to the purchase price of One Dollar ($1.00) per share plus all unpaid dividends previously declared thereon to the date of final distribution. No distribution shall be made on any common stock or other series of preferred stock of the corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the corporation unless each holder of any 2004 Series A Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

          1.02 If on any liquidation (whether complete or partial), dissolution or winding up of the corporation, the assets of the corporation available for distribution to holders of 2004 Series A Convertible Preferred Stock shall be insufficient to pay the holders of outstanding 2004 Series A Convertible Preferred Stock the full amounts to which they otherwise would be entitled under Section 1.01, the assets of the corporation available for distribution to holders of the 2004 Series A Convertible Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of 2004 Series A Convertible Preferred Stock held by each such holder.

     2. Voting Rights. The 2004 Series A Convertible Preferred Stock shall not be entitled to vote as a separate class or as a single class with the common stock of the corporation, except to the extent that the consent of the holders of the 2004 Series A Convertible Preferred Stock, voting as a class, is specifically required by the provisions of the corporate law of the State of Utah as now existing or as hereafter amended.

     3. Subordination. Any payment of any dividends or any redemption hereunder shall be subordinated to payment in full of all Senior Debt as defined herein. "Senior Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the corporation to any financial institution, including, but not limited to, (i) banks whether currently outstanding or hereinafter created and whether or not such loans are secured or unsecured; (ii) any other indebtedness, liability, obligation, contingent or otherwise of the corporation, to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability or obligation whether created, assumed or occurred by the corporation and after the date of the creation of the 2004 Series A Convertible Preferred Stock, which is, when created, specifically designated by the corporation as Senior Debt; and (iii) any refunding, renewals or extensions of any indebtedness or similar obligations described as Senior Debt in subparagraphs (i) and (ii) above.

     4.   Dividends.

          4.01 The corporation shall pay to the holders of the 2004 Series
     A Convertible Preferred Stock out of the assets of the corporation at any time for the payment of dividends at the times so declared by the Board of Directors of the corporation and in the manner provided for in this Section 4. The dividend shall be six percent (6%) of the liquidation preference which is the purchase price of the shares of Preferred Stock, or $1.00 per share, payable annually. Dividends shall not be cumulative and the Board of Directors shall be under no obligation to declare dividends.

          4.02  Any payment of dividends declared and due under this
     Section 4 with respect to any shares of the 2004 Series A Convertible Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order to the holders of such shares at the address for such record holder shown on the stock records maintained by or for the corporation, which checks shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the persons entitled to receive such payment.

          4.03 Registration of transfer of any share of the 2004 Series A Convertible Preferred Stock on the stock records maintained by or for the corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any declared but unpaid dividends as of the date of transfer, and the corporation shall have no further obligation to the transferor with respect to such unpaid dividends.

     5.   Conversion.

          5.01 Each share of the 2004 Series A Convertible Preferred Stock is convertible into common stock, par value $0.01 (the "Common Stock"), of the corporation at the times, in the manner and subject to the conditions provided in this Section 5.

          5.02 Each share of the 2004 Series A Convertible Preferred Stock may be converted during the twenty (20) day period beginning on the earlier of five (5) days after the date the corporation has three market makers publicly quoting its shares of common stock on any nationally recognized medium or ninety (90) days after the shares of Common Stock of the corporation are first listed for trading on any nationally
     recognized stock exchange.   If the holder has not notified the
     corporation of such conversion during the applicable twenty (20) day period, then the holder will have no further opportunity to elect to convert. Conversion shall be at the election of the holder on the presentation and surrender of the certificate representing the shares, duly endorsed, with written instructions specifying the number of shares of the 2004 Series A Convertible Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the Common Stock issuable on conversion are to be issued at the principal office of the corporation.

          5.03 Each share of 2004 Series A Convertible Preferred Stock shall be convertible into such number of shares of fully paid and non-assessable shares of Common Stock as is determined by dividing the purchase price of preferred stock, plus the amount of any accrued and unpaid dividends the corporation elects to pay on the Common Stock by the conversion price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of the 2004 Series A Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall be fifty percent (50%) of the five (5) day average closing bid price of the shares of Common Stock on the earlier of five (5) days following the date the corporation has three market makers publicly quoting its Common Stock on any nationally recognized medium or ninety (90) days after the shares of Common Stock are first listed on any nationally recognized stock exchange. As set forth herein, the term "Closing Bid Price" means, for any security as of any date, the closing bid price on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, L.P. ("Bloomberg") or, if applicable, the closing bid price of the Common Stock in the over-the-counter market on the OTC Electronic Bulletin Board for such security as reported by Bloomberg, or, if no closing bid price is reported for the Common Stock by Bloomberg, then the average of the bid prices of any market makers quoting the Common Stock on the most nationally recognized of the mediums where the Common Stock is quoted and/or trading. "Trading Days" shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded. The conversion rate (the "Conversion Rate"), based upon the Conversion Price, shall be subject to adjustment pursuant to Section 5.04.

          5.04 The Common Stock to be received in conversion of the 2004 Series A Convertible Preferred Stock shall be "restricted securities" as that term is defined in Rule 144 of the United States Securities and Exchange Commission, and the requisite holding period required by Rule 144 shall commence, for all purposes of resale under Rule 144, on the date of conversion of the 2004 Series A Convertible Preferred Stock by the holder or holders thereof. The holders agree that they may not "tack" the holding period of their 2004 Series A Preferred Stock to that of the Conversion Stock into which it is converted, regardless of applicable laws, rules or regulations.

          5.05 In order to prevent dilution of the rights granted hereunder, the Conversion Rate and liquidated voting rights shall be subject to adjustment from time to time in accordance with this Section 5.04.

               (a) In the event the corporation shall declare a dividend or make any other distribution on any capital stock of the corporation payable in Common Stock, options to purchase Common Stock, or securities convertible into Common Stock of the corporation or shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares or combine such outstanding stock into a smaller number of shares, then in each such event, the Conversion Rate in effect immediately prior to such combination shall be adjusted so that the holders of the 2004 Series A Convertible Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the corporation which they would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of the 2004 Series A Convertible Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date for such event.

               (b) If any capital reorganization or reclassification of the capital stock of the corporation, consolidation or merger of the corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the 2004 Series A Convertible Preferred Stock shall thereafter, subject to prior redemption by the corporation, have the right to acquire and receive on conversion of the 2004 Series A Convertible Preferred Stock such shares of stock, securities or assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the corporation's Common Stock as would have been received on conversion of the 2004 Series A Convertible Preferred Stock immediately before such reorganization, reclassification, consolidation, merger or sale. In any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the 2004 Series A Convertible Preferred Stock to the end that the provisions hereof (including without limitations provisions for adjustments of the Conversion Rate and for the number of shares issuable on conversion of the 2004 Series A Convertible Preferred Stock) shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable on the conversion of the 2004 Series A Convertible Preferred Stock. In the event of a merger or consolidation of the corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock of the corporation outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of Common Stock of the corporation, then the Conversion Rate in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there was a subdivision or combination of the outstanding shares of Common Stock of the corporation.

               (c) No adjustment shall be made in the Conversion Rate of the number of shares of Common Stock issuable on conversion of 2004 Series A Convertible Preferred
                    Stock:

                    (i) In connection with the offer and sale of any shares of 2004 Series A Convertible Preferred Stock;

                    (ii) In connection with the issuance of any Common
                         Stock, securities or assets on conversion or redemption of shares of 2004 Series A
                         Convertible Preferred Stock;

                    (iii)In connection with the issuance of any shares of
                         Common Stock, securities or assets on account of the anti-dilution provisions set forth in this
                         Section 5.05;

                    (iv) In connection with the purchase or other
                         acquisition by the corporation of any capital stock, evidence of its indebtedness or other securities of the corporation; or

                    (v) In connection with the sale or exchange by the corporation of any Common Stock, evidence of its indebtedness, or other securities of the corporation, including securities containing the right to subscribe for or purchase Common Stock or 2004 Series A Convertible Preferred Stock of the corporation.

          5.06 The corporation covenants and agrees that:

               (a) The shares of Common Stock issuable on any conversion of any shares of 2004 Series A Convertible Preferred Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock.

               (b) ll shares of Common Stock issued on any conversion of the 2004 Series A Convertible Preferred Stock will, on issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the corporation will from time to time take all such action as may be requisite to assure that the par value of the unissued Common Stock on any conversion of the 2004 Series A Convertible Preferred Stock is at all times equal to or less than the amount determined by dividing the par value of a share of 2004 Series A Convertible Preferred Stock by the number shares of Common Stock on conversion of such shares.

               (c) The issuance of certificates for Common Stock on conversion of the 2004 Series A Convertible Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the corporation in connection with the conversion of the 2004 Series A Convertible Preferred Stock and the related issuance of Common Stock.

     6.   Redemption

          6.01 Subject to the requirements and limitations of the corporate law of the State of Utah, the corporation shall have the right to redeem shares of the 2004 Series A Convertible Preferred Stock on the following terms and conditions.

          6.02 The shares of the 2004 Series A Convertible Preferred Stock are subject to redemption by the corporation at any time after the corporation has three market makers offering a quote on shares of Common Stock on any nationally recognized medium or ninety (90) days after the shares of Common Stock are first listed for trading on any nationally recognized stock exchange. Redemption shall be pursuant to written notice of redemption given to the holders thereof on not less than thirty (30) days, specifying the date on which the 2004 Series A Convertible Preferred Stock shall be redeemed (the "Redemption Date").

          6.03 The redemption price for each share of 2004 Series A convertible Preferred Stock shall be one hundred ten (110%) percent of the stated value of the shares where stated value is the purchase price for the shares plus any unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price"). The Redemption Price shall be paid in part, or in full, with shares of Common Stock of the corporation that are "restricted securities" as that term is defined in Rule 144 of the United States Securities and Exchange Commission.
     The number of shares of Common Stock issuable for each share of the 2004 Series A Convertible Preferred Stock redeemed for accrued but unpaid dividends shall be equal to fifty percent (50%) of the dollar value of the average of the closing bid price for the Common Stock for the five
     (5) consecutive Trading Days immediately prior to the redemption date divided by the dollar amount of accrued but unpaid dividends.

          6.04 Redemption of the 2004 Series A Convertible Preferred Stock shall be made in the following manner:

               (a) The corporation shall notify the transfer agent of the corporation's Common Stock (the "Transfer Agent"), of its intention to redeem the 2004 Series A Convertible Preferred Stock. Such notice shall include a list of all holders of the 2004 Series A Convertible Preferred Stock outstanding as of the most recent practicable date and a statement of the number of shares of 2004 Series A Convertible Stock to be redeemed and the manner in which the Redemption Price is to be paid.
                    At least ten (10) days prior to the date that written notice of redemption is given to the holders of the 2004 Series A Convertible Preferred Stock, the corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds and/or Common Stock necessary to make payment of the Redemption Price for all shares of the 2004 Series A Convertible Preferred Stock redeemed by the corporation.

               (b) The holder of any shares of 2004 Series A Convertible Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for payment of the Redemption Price and re-issuance of the balance of the 2004 Series A Convertible Preferred Stock not otherwise converted or redeemed. On such surrender, the Transfer Agent shall cause to be issued and delivered a check or Common Stock, with all reasonable dispatch to the holder and such name or names as the holder may designate. Subsequent to notice of redemption and prior to the redemption date, shares of the 2004 Series A Convertible Preferred Stock may still be converted to Common Stock pursuant to Section 5 hereof.

               (c) The corporation may redeem a portion or all of the issued and outstanding shares of the 2004 Series A Convertible Preferred Stock; provided, that in the event that less than all of the outstanding shares of the 2004 Series A Convertible Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of the 2004 Series A Convertible Preferred Stock held by each holder reflected on the stock records and the total number of shares of 2004 Series A Convertible Preferred Stock outstanding.

               (d) Following the expiration of a period of thirty (30) days following the Redemption Date, the Transfer Agent shall provide to the corporation a complete accounting of the 2004 Series A Convertible Preferred Stock redeemed and a list of all shares of 2004 Series A Convertible Preferred Stock remaining unconverted and not returned to the corporation for redemption. Any certificates representing the 2004 Series A Convertible Preferred Stock received by the Transfer Agent subsequent to the accounting by the Transfer Agent to the corporation will be promptly delivered to the corporation. The corporation shall pay all costs associated with establishing and maintaining any bank accounts for funds deposited with the Transfer Agent, including the costs of issuing any checks or shares of Common Stock.

               (e) The corporation may not deliver notice of redemption to any holder of the 2004 Series A Convertible Preferred Stock which would cause the holder's election to convert the 2004 Series A Convertible Preferred Stock to Common Stock or cash to be in violation of any federal or state securities laws, including but not limited to, Section 16 of the Securities Exchange Act of 1934, as amended.

     7.   Return of Capital.   If the corporation does not have its
securities listed for trading on any nationally recognized stock exchange within two years of the date of issuance of the 2004 Series A Preferred Stock and provided that the 2004 Series A Preferred Stock has not been converted or redeemed, the corporation covenants and agrees to repurchase the shares of 2004 Series A Preferred Stock at a price equal to the purchase price plus interest at the rate of eight (8%) percent from the date of purchase. The corporation shall repay the purchase price and interest starting twenty four
(24) months from the purchase date and make equal monthly payments over three years at eight (8%) percent interest.

     8.   Additional Provisions

          8.01 No change in the provisions of the 2004 Series A Convertible Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of 2004 Series A Convertible Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of 2004 Series A Convertible Preferred Stock in the manner provided in the corporation laws of the State of Utah, as the same may be amended from time to time.

          8.02 The shares of 2004 Series A Convertible Preferred Stock shall be transferable only on the books of the corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his/her/its duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the corporation. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the new certificate representing the share of 2004 Series A Convertible Preferred Stock so transferred to the person entitled thereto.

          8.03 The corporation shall not be required to issue any fractional shares of Common Stock on the conversion or redemption of any share of 2004 Series A Convertible Preferred Stock.

          8.04 Any notice required or permitted to be given to the holders of the 2004 Series A Convertible Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepared to such holders at their respective addresses appearing on the stock records maintained by or for the corporation and shall be deemed to have been given as of the date deposited in the United States mail.

          Fully paid stock of this corporation shall not be liable to any further call or assessment.

          THIRD:    These amendments do not provide for any exchange,
reclassification or cancellation of issued shares.

          FOURTH:   The effective date of these amendments shall be the
date of the filing of these Articles of Amendment.

          FIFTH:    These amendments were adopted by the Board of
Directors without stockholder action, pursuant to Section 16-10a-602 of the Act.

          IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalty of perjury this 8th day of November, 2004.

                                   REFLECT SCIENTIFIC, INC.


                                   By/s/Kim Boyce
                                         Kim Boyce, President
Attest:


/s/Pamela Boyce
Pamela Boyce, Secretary